CYTEC News & Information

Cytec Industries Inc.

Five Garret Mountain Plaza

West Paterson, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

(973) 357-3283

Release Date: Immediate

Cytec Industries Reduces Full Year 2008 Earnings Guidance

West Paterson, New Jersey, October 9, 2008 - Cytec Industries Inc. (NYSE: CYT) announced today it is reducing its outlook for full year 2008 diluted earnings per share after adjusting for special items to a range of $3.75 to $3.85 per share, down from the prior guidance of $4.15 to $4.35 per share.

David Lilley, Chairman and Chief Executive Officer said, "Our third quarter results have met our previous expectations. The principal reasons for the reduced outlook are a continuing strike at a major customer, a further weakening global economy, particularly in Europe, and the impacts in our Building Block Chemicals segment from weakening acrylic fiber demand as well as the adverse effects from hurricane Gustav.

"In Cytec Surface Specialties, we continue to experience further deterioration in demand in North America, and towards the end of the third quarter we began to see a sharper slowdown in Europe than we had previously anticipated. Given this difficult environment, we are estimating the Surface Specialties full year operating earnings to be in a range of $75 million to $80 million versus our prior estimate of $90 million to $95 million.

"Cytec Performance Chemicals continues to meet our expectations. Our Mining Chemicals product line performed very well with the other product lines showing some weakness in various end markets due to the economic environment. Therefore we are maintaining our original guidance of growing full year operating earnings in Performance Chemicals by about 10% or a range of $77 million to $79 million.

"In Building Block Chemicals, we experienced a negative impact of approximately $3 million in earnings in the third quarter as a result of hurricane Gustav. In addition to this event, we have witnessed further demand destruction in the Asian acrylic fibers market, which has weakened demand for acrylonitrile in the second half of 2008. As a result of these conditions, we are revising our full year operating earnings estimate for Building Block Chemicals to be in a range of $15 million to $17 million, down from our prior estimate of $20 million to $22 million.

"Cytec's Engineered Materials segment continued to perform well in the third quarter. However, we are expecting to see a slowdown in orders as a result of the International Machinists (IAM) strike at The Boeing Company. Mr. Lilley commented, "We are working very closely with our customers so that we can take actions to match supply with demand. However, we remain positive about the mid- to long-term outlook for advanced composite materials in the aerospace market." Based on an assumption that the strike will continue to year-end, we are reducing our full year estimate for operating earnings to be in a range of $138 million to $143 million down from our prior guidance of $153 million to $158 million."

In closing, Mr. Shane Fleming, President and Chief Operating Officer commented, "In these difficult and uncertain times we are accelerating our reviews of company-wide operations to ensure our organization and asset base is right-sized with our latest view of the global economy. As a first step, the third quarter is expected to include a restructuring charge of about $5 million relating to a reduction of approximately 40 employees principally in Specialty Chemicals. While we are confident in the long-term growth rates of our principal product lines, we must take the decisive action during these difficult times to deliver greater results to our investors and to ensure we remain a strong company able to invest in our future."

Cytec Industries will report the third quarter 2008 results after the close of the market on Thursday, October 16. Further details will be provided in that report and in the third quarter earnings conference call on Friday, October 17 at 11am ET.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

Company Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.